Exhibit 99.1
PRESS RELEASE
Evergreen Solar Announces Third Quarter 2008 Results
Devens Factory Ships Over 1.5 Megawatts of Solar Panels
Marlboro, Massachusetts, October 16, 2008 – Evergreen Solar, Inc. (NasdaqGM: ESLR), a manufacturer of String Ribbon™ solar power products with its proprietary, low-cost wafer technology, today announced financial results for the quarter ended September 27, 2008.
Recent Highlights:
•	Shipped over 1.5 megawatts of solar panels from the Devens factory, twelve months after we broke ground for this 450,000 square foot green field facility

•	Received all 200 Quad furnaces to support the first 80 MW Phase of which 135 furnaces were in operation by the end of the quarter, ahead of our plan

•	Signed two new long-term sales contracts totaling more than 160 MW with United States-based Mainstream Energy LLC, and a leading Japanese global enterprise company, extending the company’s total contractual backlog to more than 1 GW spanning over the next 5 years. Shipments under these two new contracts will begin in 2009 and continue through 2012. The solar panels for these two contracts will be produced at the company’s Devens, Massachusetts facility and at the next factory the company expects to build. With these new contracts, all 160 MW of annual manufacturing capacity of the Devens facility is now 100 percent committed from 2010 and beyond

•	Received net proceeds of approximately $325.8 million relating to the recently completed $375 million convertible notes financing, enabling the company to complete the Devens facility, begin construction of its string factory and fund its working capital needs as it gradually begins to generate cash from operations in 2009
“We are very pleased with the significant progress we have made with our Devens facility, and we continue to remain on schedule with the completion of both 80 MW phases,” said Richard M. Feldt, Chairman, President and Chief Executive Officer. “Virtually all of the equipment required for the first 80 MW phase is on site and we will begin to install equipment for the second phase late in the fourth quarter of 2008. We expect to begin shipping product from the second 80MW phase during the first quarter of 2009.
While the macro economic environment remains challenging, our technology, business model and customer base all remain fundamentally strong, as evidenced by the two long-term sales contracts we recently signed, and as such, we remain confident in our ability to realize substantial profitability in 2009, Feldt continued.”

Financial Results for the Third Quarter 2008
Product sales were $17.8 million for the third quarter of 2008, compared to $18.1 million for the second quarter of 2008 and $15.4 million in the third quarter of 2007. The sequential decrease in product revenue was due to slightly lower average selling prices resulting from the strengthening U.S. dollar during the third quarter of 2008. Fees from EverQ, Evergreen Solar’s joint venture with Q-Cells AG and Renewable Energy Corporation ASA, were $4.3 million for the third quarter of 2008, compared to $4.6 million for the second quarter of 2008 and $2.8 million in the third quarter of 2007. These fees consist of royalties associated with licensing Evergreen Solar’s wafer technology and reimbursement for marketing and sales support provided by Evergreen Solar for EverQ product.
Gross margin was $1.2 million, or 5.7%, for the third quarter of 2008, compared to $7.9 million, or 34.7%, for the second quarter of 2008 and $4.5 million, or 24.9%, in the third quarter of 2007. Gross margin decreased sequentially, as expected, due to higher costs associated with the initial production of our Devens facility. Higher initial production costs are temporary and result from inefficiencies that companies typically incur in the initial stages of significant capacity changes.
Net loss was $23.8 million for the third quarter of 2008, or $0.18 per share, compared to a net loss of $8.9 million, or $0.08 per share, for the second quarter of 2008 and a net loss of $3.7 million, or $0.04 per share, in the third quarter of 2007. The sequential increase in the net loss was principally due to costs related to the start-up and initial production of the Devens facility, combined with net foreign exchange losses of $5.0 million. Approximately 4.4 million and 1.5 million shares were included in the per share computation for the quarter and year-to-date periods ended September 27, 2008, relating to shares of common stock previously issued in connection with a common stock lending agreement with Lehman Brothers International (Europe) (“Lehman”), pursuant to which we loaned 30.9 million shares of our common stock to Lehman. The common stock lending agreement was consummated in connection with the company’s recently completed $375 million convertible notes financing. Under current accounting rules, since there was an obligation of Lehman to return the borrowed shares, such shares would have been excluded from the company’s per share calculation. However, due to the recent bankruptcy filing by Lehman, the company will now include these shares in its per share calculation on a weighted average basis pending the company exercising all of its legal remedies.
Guidance for Fourth Quarter 2008
Revenue for the fourth quarter of 2008 is expected to be approximately $45 million to $55 million, including approximately $4.0 million of selling fees and royalty payments from EverQ. Production is expected to be approximately 12 MW to 15 MW, including about 8 MW to 11 MW from the Devens facility.
Gross margin is expected to be between 5% and 10%.
Operating expenses, excluding factory startup costs, are expected to be approximately $12.5 million to $13.5 million. Factory startup costs are expected to be in the range of $9.0 million to $12.0 million, including approximately $2.7 million of accelerated depreciation on equipment associated with the Marlboro ramp down. Operating loss is expected to be between $16.0 million and $22.0 million. Net loss is expected to be approximately $13.0 million to

$19.0 million, or $0.08 to $0.12 per share, based upon approximately 162 million weighted average shares outstanding.
About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets String Ribbon™ solar power products using its proprietary, low-cost wafer technology. The company’s patented wafer manufacturing technology uses significantly less polysilicon than conventional processes. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the company, please visit www.evergreensolar.com. Evergreen Solar® and String Ribbon™ are trademarks of Evergreen Solar, Inc.
Conference Call Information
Evergreen Solar’s management will conduct a conference call at 5:00 p.m. (ET) today to review the company’s third-quarter financial results. The conference call will be webcast live over the Internet and can be accessed by logging on to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com, prior to the event.
The call can also be accessed by dialing (888) 221-3915 or (913) 312-0413 (International) prior to the start of the call. For those unable to join the live conference call, a replay will be available from 8:00 p.m. (ET) on October 16 through 8:00 p.m. (ET) on October 23. To access the replay, dial (888) 203-1112 or (719) 457-0820 and refer to confirmation code 5710490.
Safe Harbor Statement
This press release contains forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations or beliefs. Such forward-looking statements include, but are not limited to, those related to: guidance for the fourth quarter of 2008, including expectations regarding future revenue, earnings and gross margin performance; the ability to achieve significant profitability in 2009, the value of the long-term solar panel contracts denominated primarily in Euros; the timing and costs associated with new factories and future production capacity and our polysilicon supply. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, including risks associated with the company’s ability to successfully manufacture and sell its products; uncertainties related to government regulations, subsidies and incentives; risks from various economic factors such as fluctuations in currency exchange rates and other risks and uncertainties identified in the company’s filings with the Securities and Exchange Commission. Evergreen Solar disclaims any obligation to update or revise such statements to reflect any change in company expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements..
CONTACT:
Evergreen Solar, Inc.
Michael El-Hillow
Chief Financial Officer
investors@evergreensolar.com
Phone: 508-251-3311

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

	December 31,	September 27,
	2007	2008
Assets
Current assets:
Cash and cash equivalents	$29,428	$187,926
Marketable securities	70,275	97,314
Restricted cash	41,000	24,000
Accounts receivable, net of allowances for doubtful accounts	9,297	12,184
Grants receivable	5,818	1,661
Inventory	8,094	12,326
Prepaid cost of inventory	—	8,866
VAT receivable, net	10,549	1,330
Other current assets	7,729	7,671

Total current assets	182,190	353,278

Investment in and advances to EverQ	87,894	113,155
Restricted cash	414	219
Deferred financing costs	1,991	7,842
Loan receivable from silicon supplier	21,904	43,788
Prepaid cost of inventory	143,035	161,612
Fixed assets, net	114,641	339,209
Other assets	1,186	2,654

Total assets	$553,255	$1,021,757

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$57,005	$41,792
Accrued employee compensation	4,875	6,194
Accrued interest	1,969	3,508
Accrued warranty	705	976
Other current liabilities	5,408	13,857

Total current liabilities	69,962	66,327

Subordinated convertible notes	90,000	—
Senior convertible notes	—	373,750
Deferred income taxes	—	8,800

Total liabilities	159,962	448,877
Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized, 102,252,965 and 164,791,114 issued and outstanding at December 31, 2007 and September 27, 2008, respectively	1,023	1,648
Additional paid-in capital	521,695	735,235
Accumulated deficit	(136,280)	(169,077)
Accumulated other comprehensive income	6,855	5,074

Total stockholders’ equity	393,293	572,880

Total liabilities and stockholders’ equity	$553,255	$1,021,757

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarter Ended		Year-to-Date Period Ended
	September 29,	September 27,	September 29,	September 27,
	2007	2008	2007	2008

Product revenues	$15,383	$17,803	$41,417	$54,180
Royalty and fee revenues	2,807	4,264	6,263	13,590

Total revenues	18,190	22,067	47,680	67,770
Cost of revenues	13,660	20,820	36,881	50,914

Gross profit	4,530	1,247	10,799	16,856

Operating expenses:
Research and development	5,381	5,541	15,749	16,371
Selling, general and administrative	5,079	6,174	15,355	17,060
Facility start-up and equipment write-offs	358	11,665	358	28,227

Total operating expenses	10,818	23,380	31,462	61,658

Operating loss	(6,288)	(22,133)	(20,663)	(44,802)

Other income (expense):
Foreign exchange gains (losses), net	(133)	(5,017)	611	(1,361)
Interest income	3,268	4,242	6,678	10,004
Interest expense	(914)	(2,500)	(2,750)	(2,862)

Other income (expense), net	2,221	(3,275)	4,539	5,781

Loss before equity income (loss)	(4,067)	(25,408)	(16,124)	(39,021)
Equity income (loss) from interest in EverQ	404	1,558	(1,266)	6,224

Net loss	$(3,663)	$(23,850)	$(17,390)	$(32,797)

Net loss per share (basic and diluted)	$(0.04)	$(0.18)	$(0.21)	$(0.27)

Weighted average shares used in computing basic and diluted net loss per share	98,343	132,034	82,692	119,807